PRELIMINARY COPY
PROXY STATEMENT OF CEDAR CREEK PARTNERS LLC IN OPPOSITION TO A
SOLICITATION BY THE BOARD OF DIRECTORS OF DIAMOND HILL INVESTMENT
GROUP, INC. (DIAMOND HILL) FOR MAY 21, 2009 ANNUAL MEETING OF SHAREHOLDERS

Cedar Creek Partners LLC, a stockholder of Diamond Hill is sending this proxy statement and the enclosed GREEN proxy card to common stockholders of Diamond Hill of record as of April 2, 2009 (the Record
Date). We are soliciting a proxy to vote your shares at Diamond Hill's Annual Meeting of Shareholders scheduled for May 21, 2009 (the Meeting). Please refer to the board of directors proxy soliciting material for additional information concerning the Meeting and the matters to be considered by stockholders including the election of directors.

INTRODUCTION

The board has scheduled one matter for a vote at the Meeting: (1) the election of seven directors.


How Proxies Will Be Voted

If you return a GREEN proxy card to us or to our agent, your shares will be voted cumulatively FOR our nominees in order to obtain as many board seats as possible. Votes will first be allocated to Mr. Eriksen, then Mr. Beach, and lastly Mr. Kirchmeier. If you return a GREEN proxy card, you will be granting the proxy holder(s) discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting.

Voting Requirements

The presence in person or by proxy of more than 50% of the outstanding shares constitutes a quorum. If a quorum is present, the nominees receiving the greatest number of votes cast for the seat(s) being contested will be elected as directors.

All other proposals require the affirmative vote of a majority of the votes represented at the Meeting for approval. Abstentions and broker non-votes are not treated as votes cast and thus will have no effect on the approval of any matters presented for a vote. In aggregate, the participants control less than 1.0% of the outstanding shares.

Revocation of Proxies

You may revoke any proxy prior to its exercise by (i) giving us a written revocation of your proxy; (ii) giving us or the board a later dated proxy; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only your latest dated proxy will be counted.

BACKGROUND

In 2005 Diamond Hills CEO, Ric Dillon, wrote in his annual letter to shareholders that a "survey of publicly owned (asset management) firms might suggest 'scale' is achieved at a 30% operating margin." In 2006, Mr. Dillon added that a 30% operating margin, "represents an implicit division of the business economics between employees and shareholders." Cedar Creek Partners responded by sending a letter to the Board contending that the study that management was relying on was inaccurate. Industry margins for publicly traded asset management firms were closer to 40 to 45% when unusual items were eliminated.

During 2007, operating margins, while below the level we believe they should have been, were at least rising; however, in 2008 margins fell due primarily to an increase in incentive compensation despite significantly weaker results for the company. The failure of the Board to rein in compensation has led to our proposal to nominate three directors to the board.

We are pursuing this course of action for the following reasons:
1. Despite a weaker performance by the company in 2008 versus 2007, the Board approved an increase in incentive compensation from $12.5 million in 2007 to $13.0 million in 2008.

2. While revenues grew by $5.7 million in 2008 versus 2007, compensation grew by $6.1 million. This is unacceptable.

3. Due to increased compensation, the company fell short of the 33% operating margin target that CEO Ric Dillon expressed at the 2007 meeting even though AUM (assets under management) were higher in 2008 than when this target was announced. Hypocritically, management argues that it should exclude certain operations, such as the start-up of Beacon Hill, in order to argue that it actually met this target, yet over the last few years it refused to make similar adjustments to other asset managers when comparing what industry operating margins truly are.

4. We believe there is no reason why Diamond Hill cannot achieve at least 40% operating margins based on its current size and still fairly compensate all its employees and management.

5. Diamond Hill has the second highest compensation cost as a percentage of revenue of any small to mid-size publicly traded investment management firms. The only firm higher, Epoch Holding, is predominately a sub-advisory firm, which by nature would have a similar cost structure in order to manage a given level of assets, but a significantly lower revenue base due to sub-advisors typically receiving a significantly smaller management fee. We surveyed firms that are slightly smaller, near the same size, and somewhat larger than Diamond Hill. It is surprising that a firm based in Columbus, Ohio, is near the top of the list.

6. We are disappointed in the Board's failure to use proper metrics to gauge company-wide and individual performance. Diamond Hill's 10-K filing notes that the Compensation Committee used adjusted operating margin as the factor in the determination of incentive compensation. The Incentive Compensation Plan allows for the use of more categories, which would have better reflected the operating results of the company (EPS, Net Income, Investment Performance, Operating Income, Intrinsic Value, ROE, Return on Sales, and Revenue). Nearly all of the other categories would have shown weaker results in 2008 versus 2007, yet inexplicably none appear to have been used.



PROPOSAL 1: ELECTION OF DIRECTORS

We intend to use cumulative voting in order to obtain up to three board seats. Please refer to Diamond Hill's proxy soliciting material for additional information concerning the election of directors.

Our nominees are:

Tim Eriksen, age 40. He is the President of Eriksen Capital Management, LLC, an investment advisory firm he founded in 2005, and the Managing Member of Cedar Creek Partners, LLC, a private fund.
From 2004 to 2005, he was a private investor and also wrote a bi-monthly newsletter for Walker's Manual covering unlisted and micro-cap stocks. From 1999 to 2004 he worked for Peter Kiewit Sons. Mr. Eriksen received his B.A. degrees in History and Political Studies from The Master's College in 1991 and his M.B.A from Texas A&M University in 1997.

Doug Beach, age 40. Doug Beach is The Managing Partner of Beach, Freeman, Lim & Cleland. He has been an Advisory Director to Cedar Creek Partners, LLC, a private fund, since 2006. From 1990 to 1995 he worked in the Tax department at BDO Seidman, LLP. From 1995 to 2002, he was a Partner at RBZ, LLP, where he served as Partner-in-charge of the Tax Department. He has a CPA, and is a member of the California Society of Public Accountants. He serves on the Board for Special Olympics Southern California, and is a member of both the finance and audit committees. He has a B.A. from the University of California at Los Angeles.

Steve Kirchmeier, age 40. Steve Kirchmeier is the co-Founder of Everbridge (formerly 3n Global). He has served on the Board of Directors of Everbridge since 2002. He has been an Advisory Director to Cedar Creek Partners, LLC, a private fund, since 2006. He was CEO of Starwest Public Communications from 1998 to 2002. He was Director of Taxation at PMC Global Inc. from 1996 to 1998, and Senior Tax Manager at BDO Seidman, LLP from 1990 to 1996. He received a Masters of Accounting from the University of Southern California in 1991, and a B.A. in Accounting and Management from The Master's College in 1990.

Mr. Eriksen is a principal of the managing member of Cedar Creek
Partners LLC which collectively owns a total of 1,503 shares.

Each of our nominees has consented to be named in the proxy statement as a nominee and to serve as a director if elected. None of our nominees has any arrangement or understanding with any person with respect to any future employment by Diamond Hill nor do we know of any material conflicts of interest that would prevent any of them from acting in the best interest of Diamond Hill. If, prior to the meeting, any of the above nominees becomes unable to serve as a director, we may nominate a substitute.

Unless otherwise instructed, your proxy will be voted cumulatively FOR our nominees in order to obtain as many board seats as possible.
Votes will first be allocated to Mr. Eriksen, then Mr. Beach, and lastly Mr. Kirchmeier.


PARTICIPANTS

Cedar Creek Partners LLC is the soliciting stockholder. Cedar Creek Partners LLC which owns 1,503 shares of Diamond Hill, is a private fund managed by Eriksen Capital Management LLC. Tim Eriksen is a principal of Eriksen Capital Management, the managing member of Cedar Creek Partners LLC. Mr. Beach and Mr. Kirchmeier are Advisory
Directors to Cedar Creek Partners LLC.   The address of each of the
aforementioned persons and entities is 860 South Pine Ct., Lynden, WA
98264.

Other clients advised by Mr. Eriksen own a total of zero shares of Diamond Hill. All of the shares owned by the aforementioned persons and entities were acquired since 2005. The aggregate number of shares they have purchased since then is 12,757 and the aggregate number of shares they have sold is 11,254. The staff of the SEC deems each person and entity named in this paragraph to be a participant in this solicitation regardless of such person or entitys level of involvement in the solicitation.


THE SOLICITATION

We intend to solicit proxies via mail, telephone and via the internet. Persons affiliated with or employed by us or our affiliates may assist us in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation. Because we believe that Diamond Hill's shareholders will benefit from this solicitation, we intend to seek reimbursement of our expenses from Diamond Hill. Shareholders will not be asked to vote on the reimbursement of our solicitation expenses which we estimate will be $ 25,000. Our expenses thus far have been $1,000. There is no arrangement or understanding involving us or any of our affiliates relating to future employment by or any future transaction with Diamond Hill or any of its affiliates.

DATED: May 4, 2009


PRELIMINARY PROXY CARD

Proxy Solicited by Cedar Creek Partners LLC in Opposition to the
Board of Directors of Diamond Hill Investment Group, Inc. For the
Annual Meeting of Shareholders

I (we) hereby appoint Tim Eriksen, as my (our) proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. on May 21, 2009 (the Meeting), and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

Mark votes by placing an x in the appropriate [  ].

1. ELECTION OF UP TO SEVEN DIRECTORS

I authorize the proxy to use cumulative voting in order to elect the maximum number of Directors out of the three candidates listed below [ ]


TIM ERIKSEN

DOUG BEACH

STEVE KIRCHMEIER


Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted cumulatively FOR the election of as many of the nominees named above as possible. The undersigned hereby acknowledges receipt of the proxy statement dated April 27, 2009 of Cedar Creek Partners LLC and revokes any proxy previously executed.


SIGNATURE(S) ___________________________     Dated: ______________

	    ____________________________